Press Release	Exhibit 99.1

Baldor Electric Company Prices Its Offerings of Common Stock and Senior Notes

FORT SMITH, Ark., Jan. 25 — Baldor Electric Company (NYSE: BEZ - News) markets, designs, and manufactures industrial electric motors, drives and generators and is based in Fort Smith, Arkansas.

Baldor announced today that it has set the price for the public offering of 10,294,118 shares of its common stock at $34 per share and $550 million principal amount of 8.625% senior unsecured notes due 2017. Baldor granted the underwriters an over-allotment option to purchase 1,430,882 additional shares of common stock. The notes will accrue interest at a per year rate equal to 8.625%, payable semiannually, and will mature on February 15, 2017.

As previously announced, the proceeds from these offerings, along with borrowings under a new senior secured credit facility and the issuance of common stock to Rockwell Automation, Inc., will be used to finance the acquisition of the Reliance Electric industrial motors and Dodge mechanical power transmission businesses of Rockwell Automation, Inc., repay substantially all of Baldor’s indebtedness and pay related fees and expenses. Baldor expects to close the offerings concurrent with the acquisition on January 31, 2007.

The issuance of the common stock and senior notes will be subject to the concurrent closing of the acquisition, market conditions and other conditions and there can be no assurance that the issuance will be consummated.

UBS Investment Bank is acting as sole book-running manager for the common stock offering and BNP Paribas Securities Corp. and Lehman Brothers Inc. are acting as joint book-running managers for the senior notes offering.

The offerings were made under the Company’s shelf registration statement filed with the Securities and Exchange Commission on January 8, 2007.

This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities will be made only by means of a prospectus and related prospectus supplements. The prospectus and prospectus supplements are available at no charge by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, these documents may be obtained by contacting the underwriters participating in the relevant offering as set out below:

Common stock offering: UBS Investment Bank at 299 Park Avenue, New York, NY 10171, Attn: Prospectus Department; (212) 821-3884.

Senior notes offering: BNP Paribas Securities Corp. at 787 7th Avenue, New York, NY 10019, Attn: High Yield Capital Markets; (800) 854-5674 or Lehman Brothers Inc. at 745 7th Avenue, New York, NY 10019, Attn: High Yield Capital Markets; (888) 603-5847.

Baldor Electric Company is a leading manufacturer of industrial electric motors, drives and generators. Since its founding in 1920, Baldor has had a strategy of providing the highest value in the marketplace. Baldor has approximately 3,950 employees and 13 manufacturing facilities.

This press release contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements contained in this document (“optimistic”, “will”, “continue”, “expect”, “believe”, “should”, “assumption”, “may”, “estimate”, “judgment”, “anticipate”, or any grammatical forms of these words or similar words) are based on our current expectations and are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The factors that might cause such differences include those identified in our filings made from time-to-time with the SEC.